Exhibit 99.1

AmeriServ Financial Announces Cooperation and Settlement Agreement with Driver Management

Driver Will Withdraw Director Nominations and Dismiss All Litigation Against AmeriServ

JOHNSTOWN, Pa., June 14, 2024--(BUSINESS WIRE)--AmeriServ Financial, Inc. (NASDAQ: ASRV) (“AmeriServ” or the “Company”) today announced that it has reached a cooperation and settlement agreement (the “Cooperation Agreement”) with Driver Opportunity Partners I LP (collectively with its affiliates, “Driver”).

Pursuant to the Cooperation Agreement, Driver has agreed to withdraw its notice of nomination of director candidates for election to the Company’s Board of Directors (the “Board”), along with other shareholder proposals, at the 2024 Annual Meeting of Shareholders and to voluntarily dismiss all outstanding litigation against AmeriServ. Further, Driver has agreed to a perpetual standstill which provides that from and at all times after the effective date of the Cooperation Agreement, Driver will not attempt to nominate director candidates at AmeriServ or bring litigation against the Company, among other provisions.

AmeriServ and Driver have also executed a stock purchase agreement (the “Stock Purchase Agreement”) under which the Company will acquire the approximately 628,000 AmeriServ shares held by Driver for a price equal to the five-day trailing average stock price prior to the effective date of the Stock Purchase Agreement. Since these Driver shares will be acquired at a price below tangible book value, this stock repurchase will be accretive to AmeriServ shareholders.

AmeriServ expects that approximately 68% of the remaining costs of $1.76 million associated with the Cooperation Agreement will be covered by directors and officers liability insurance policies held by the Company. Additional financial details will be provided on AmeriServ’s next Quarterly Report on Form 10-Q filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”).

J. Michael Adams, Jr., AmeriServ’s Chairman of the Board, said: “We are pleased to have achieved closure in these matters and look forward to continuing to focus on executing our strategic business plan for the benefit of our shareholders, customers, employees and the communities we serve. Our strong, well-rounded Board includes individuals with a diverse array of professional experience that are highly relevant to AmeriServ’s business and strategy, and we remain committed to enhancing value for our shareholders and all our stakeholders.”

The complete Cooperation Agreement and Stock Purchase Agreement between the Company and Driver will be filed as exhibits to the Company’s Current Report on Form 8-K to be filed with the SEC.

About AmeriServ Financial, Inc

AmeriServ is the parent of AmeriServ Financial Bank and AmeriServ Trust and Financial Services Company. The Company’s subsidiaries provide full-service banking, commercial and consumer lending, and wealth management services in southwestern Pennsylvania and the Hagerstown region of Maryland. As of March 31, 2024, the Company had total assets of $1.4 billion. AmeriServ is publicly traded on the NASDAQ stock exchange under the symbol ASRV. For more information, visit www.ameriserv.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Securities Exchange Act of 1934 and is subject to the safe harbors created therein. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s current views and expectations about new and existing programs and products, relationships, opportunities, technology, market conditions, dividend program, and future payment obligations. These statements may be identified by such forward-looking terminology as “continuing,” “expect,” “look,” “believe,” “anticipate,” “may,” “will,” “should,” “projects,” “strategy,” or similar statements. Actual results may differ materially from such forward- looking statements, and no reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unanticipated changes in the financial markets, the level of inflation, and the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; competition levels; loan and investment prepayments differing from our assumptions; insufficient allowance for credit losses; a higher level of loan charge-offs and delinquencies than anticipated; material adverse changes in our operations or earnings; a decline in the economy in our market areas; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume or an inability to close loans currently in the pipeline; changes in laws and regulations; adoption, interpretation and implementation of accounting pronouncements; ability to successfully execute the Earnings Improvement Program and achieve the anticipated benefits in the amounts and at times estimated; operational risks, including the risk of fraud by employees, customers or outsiders; unanticipated effects to our banking platform; expense and reputational impact on the Company as a result of litigation and other expenses related to the continuing activities of an activist shareholder; and the inability to successfully implement or expand new lines of business or new products and services. These forward-looking statements involve risks and uncertainties that could cause AmeriServ’s results to differ materially from management’s current expectations. Such risks and uncertainties are detailed in AmeriServ’s filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2023, filed on March 27, 2024. Forward-looking statements are based on the beliefs and assumptions of AmeriServ’s management and on currently available information. The statements in this press release are made as of the date of this press release, even if subsequently made available by AmeriServ on its website or otherwise. AmeriServ undertakes no responsibility to publicly update or revise any forward-looking statement.

Contacts

Longacre Square Partners
Joe Germani / Aaron Rabinovich, 646-277-8813

jgermani@longacresquare.com / arabinovich@longacresquare.com